EXHIBIT 23

BDO USA, LLP Accountants and Consultants	100 Park Ave New York, NY 10017 Telephone: (212) 885-8000 Fax: (212) 697-1299

Consent of Independent Registered Public Accounting Firm

The Jones Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Jones Apparel Group, Inc. filed on May 15, 1996, June 16, 1999, August 23, 1999, August 2, 2001, June 12, 2003, June 2, 2004, June 3, 2005 and May 25, 2009 of our reports dated February 11, 2011, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of The Jones Group Inc.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2010.

New York, New York
February 11, 2011